Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form SB-2 of Corgenix Medical Corporation of our report dated September 12, 2007 relating to our audits of the consolidated financial statements of Corgenix Medical Corporation for the years ended June 30, 2007 and 2006, appearing in the Prospectus, which is part of this Registration Statement.

HEIN & ASSOCIATES LLP

Denver, Colorado
January 24, 2008